Zumiez Inc. Reports May 2014 Sales Results

Net Sales Increased 13.3% to $49.5 Million; May 2014 Comparable Store Sales Increased 3.6%

LYNNWOOD, WA -- (Marketwired - June 04, 2014) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended May 31, 2014 increased 13.3% to $49.5 million, compared to $43.6 million for the four-week period ended June 1, 2013. The Company's comparable store sales increased 3.6% for the four-week period compared to a comparable store sales increase of 1.1% in the year ago period.

To hear the Zumiez prerecorded May sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of May 31, 2014 we operated 564 stores including 520 in the United States, 30 in Canada, and 14 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200